Exhibit 99.2

Idera Pharmaceuticals, Inc.

Overview

We are a clinical stage biotechnology company engaged in the discovery and development of novel synthetic DNA- and RNA-based drug candidates that are designed to modulate immune responses mediated through Toll-like Receptors, or TLRs. TLRs are specific receptors present in immune system cells. Using a chemistry-based approach, we have created synthetic DNA- and RNA-based compounds that are targeted to TLR3, TLR7, TLR8, and TLR9. A TLR antagonist is a compound that blocks activation of an immune response through the targeted TLR. A TLR agonist is a compound that stimulates an immune response through the targeted TLR.

We are conducting a Phase 2 clinical trial of our lead drug candidate, IMO-8400, a TLR7, TLR8, and TLR9 antagonist, for the treatment of psoriasis. In 2012, we completed all patient activities in a Phase 2 clinical trial of IMO-3100, a TLR7 and TLR9 antagonist, in patients with moderate to severe plaque psoriasis. We believe that the results of the Phase 2 clinical trial of IMO-3100 provided proof of concept for our approach of inhibiting specific TLRs for the treatment of psoriasis and potentially other autoimmune and inflammatory diseases. We have designed our ongoing Phase 2 clinical trial of IMO-8400 to provide further proof of concept for our approach. Additionally, recently published independent research has suggested that inhibition of specific TLRs may be a useful approach for the treatment of certain genetically defined B-cell lymphomas.

Our business strategy is to develop IMO-8400 and other TLR antagonists for the treatment of autoimmune diseases with orphan indications or other autoimmune diseases with serious unmet medical needs and for the treatment of certain genetically defined B-cell lymphomas. We plan to seek to enter into one or more collaborations for the development of our TLR antagonists in broader autoimmune disease indications, including psoriasis, lupus and arthritis.

Program in Autoimmune and Inflammatory Disease. In 2012, we completed all patient activities in a randomized double-blinded, placebo-controlled Phase 2 clinical trial of IMO-3100 in 44 adult patients with moderate to severe plaque psoriasis. In this Phase 2 trial, IMO-3100 showed clinical activity in patients who received subcutaneous doses of IMO-3100 once weekly for four weeks. We believe that the results of this trial provide proof of concept for our approach of targeting specific TLRs for the treatment of psoriasis and potentially other autoimmune and inflammatory diseases.

In 2013, we completed a Phase 1 clinical trial of IMO-8400 in healthy subjects. The objectives of the trial, which was conducted at a single U.S. site, were to evaluate the safety, pharmacokinetics, and pharmacodynamics of IMO-8400 administered by subcutaneous injection. The first portion of the trial involved escalating single doses of IMO-8400 and the second portion of the trial involved four weekly doses of IMO-8400. In this trial, IMO-8400 was well-tolerated at all dose levels, and showed target engagement of TLR7, TLR8, and TLR9 in subjects treated with IMO-8400 compared to treatment with placebo. Based on the clinical activity observed in the four-week Phase 2 clinical trial of IMO-3100 in patients with psoriasis and the data from our Phase 1 clinical trial of IMO-8400, we determined that the next step in our development program was to conduct a Phase 2 clinical trial in patients with moderate to severe plaque psoriasis with a treatment period of up to 12 weeks. Based on our evaluation of the comparative profiles of IMO-3100 and IMO-8400, including the engagement of TLR8 by IMO-8400, we determined to conduct this trial in patients with psoriasis with IMO-8400.

We initiated the Phase 2 clinical trial of IMO-8400 in patients with moderate to severe psoriasis with a 12-week treatment period and a six-week follow-up period during the second quarter of 2013. In the trial, we are evaluating IMO-8400 at three dose levels, 0.075 mg/kg, 0.15 mg/kg and 0.3 mg/kg, and in a placebo cohort. To date, IMO-8400 treatment in this Phase 2 clinical trial has been well-tolerated, with no treatment-related discontinuations. We expect to complete the target enrollment of 32 patients in September 2013 and to have top-line data from this Phase 2 trial during the first quarter of 2014.

We are currently evaluating orphan autoimmune disease indications for which we may develop IMO-8400 or other of our TLR antagonists. We plan to seek to enter into one or more collaborations for broader autoimmune disease indications such as psoriasis, lupus and arthritis.

Program in Genetically Defined B-cell Lymphomas. Recent independent research suggests that inhibition of specific TLRs may be a useful approach to the treatment of certain genetically defined B-cell lymphomas. In this research, a specific genetic mutation has been identified which has been shown to engage TLR7 and TLR9 to confer a survival benefit to the tumor cells. In this research, the inhibition of TLR7 and TLR9 led to increased rates of cell death in tumor cells harboring this mutation.

We have conducted preclinical studies of IMO-8400 in human lymphoma cell lines that carry this specific genetic mutation and in human lymphoma cell lines lacking the mutation. In these studies, IMO-8400 increased rates of cell death, inhibited cytokine production, and inhibited key components of signaling pathways. IMO-8400 did not have any significant effects in human lymphoma cell lines that did not carry the mutation. In addition, in a study that we conducted in a mouse tumor model, IMO-8400 monotherapy showed anti-tumor activity using a human lymphoma cell line that carries the mutation. In July 2013, we entered into a materials cooperative research and development agreement, or M-CRADA, with the National Cancer Institute, or NCI, to evaluate our TLR antagonists as a potential approach for the treatment of certain genetically defined B-cell lymphomas.

This specific genetic mutation has been reported in several types of B-cell lymphomas, and is most often associated with non-Hodgkin lymphoma. We initially plan to evaluate IMO-8400 with respect to two forms of non-Hodgkin lymphomas. One is Waldenström’s macroglobulinemia, a lymphoma that commonly involves the blood and bone marrow and may spread to almost any organ in the body. Based on published independent reports, we believe that approximately 90% of patients with Waldenström’s macroglobulinemia have the specific genetic mutation. Diffuse large B-cell lymphoma, or DLBCL, is another form of non-Hodgkin lymphoma with a high incidence of this specific genetic mutation. Based on published independent reports, we believe that approximately 30% of patients with activated B-cell-like, or ABC, DLBCL carry the specific genetic mutation.

Based on the SEER Cancer Statistics Review, 1975-2001, from the National Cancer Institute’s SEER database and published independent reports as to patients with B-cell lymphoma with the specific genetic mutation, and taking into consideration estimated population growth, we estimate that there will be approximately 4,000 patients diagnosed with non-Hodgkin forms of B-cell lymphoma in 2013, including 1,200 patients with Waldenström’s macroglobulinemia and 2,000 patients with ABC-DLBCL. Based on this information, we also believe that at least 7,500 patients in the United States currently have B-cell lymphoma with the specific genetic mutation. We believe Waldenström’s macroglobulinemia and DLBCL are orphan indications with unmet medical need. There are currently no drugs specifically approved for the treatment of Waldenström’s macroglobulinemia or DLBCL. Currently, patients with any form of non-Hodgkin lymphoma are most often treated with monoclonal antibody rituximab and/or with one or more chemotherapeutic agents.

Our planned next step in our B-cell lymphoma program is to conduct two Phase 1/2 clinical trials of IMO-8400 in relapsed or refractory patients. We plan to evaluate patients with Waldenström’s macroglobulinemia in one trial and patients with DLBCL in the second trial. We expect that some of the patients in each trial will have the specific genetic mutation, which we believe will provide us with the opportunity to assess the clinical activity of IMO-8400 in patients with the specific genetic mutation. The planned Phase 1/2 clinical trials are designed to evaluate safety and tolerability in dose-escalation cohorts and to evaluate the potential for clinical activity in expansion cohorts at one or more dose levels. In the dose-escalation cohorts, each trial is designed to include approximately 12 to 18 patients. In the expansion cohorts, an additional 12 patients in each trial will be evaluated for safety and for signals of potential clinical activity. Each trial therefore is expected to enroll approximately 30 patients. We currently anticipate submitting an Investigational New Drug application, or IND, with respect to the use of IMO-8400 in B-cell lymphomas to the United States Food and Drug Administration, or FDA, in the fourth quarter of 2013, with the goal of initiating the two Phase 1/2 clinical trials in the first quarter of 2014.

Our strategy for our program in genetically defined B-cell lymphomas is to include in the planned trials patients with the genetically defined cancer that we are seeking to treat. If we see early evidence of a therapeutic effect in either of these trials, we plan to meet with regulatory authorities to discuss the possibility of an accelerated clinical development and regulatory pathway for the applicable program. We cannot predict whether or when any of our product candidates will prove effective or safe in humans, if they will receive regulatory approval or if we will be able to participate in FDA expedited review and approval programs, including breakthrough and fast track designation.

Expanding Development Pipeline of TLR Antagonist Candidates. We have selected an additional TLR antagonist candidate, IMO-9200, for development and have completed early stage preclinical studies of this TLR antagonist product candidate. We intend to initiate an IND-enabling development program of IMO-9200 in the fourth quarter of 2013 for one of the diverse disease indications for which TLR antagonists may be applicable. We anticipate submission of an IND for IMO-9200 in the third quarter of 2014, with the goal of initiating the Phase 1 trial in the third quarter of 2014.

Additional Programs. We have also created gene silencing oligonucleotides, or GSOs, which are designed to inhibit the production of disease-associated proteins by targeting RNA. We believe our GSO technology provides us with a platform from which drug candidates for multiple disease indications can be developed.

We had cash and cash equivalents of approximately $16.3 million at June 30, 2013. We believe that our existing cash and cash equivalents would be sufficient to fund our operations at least through the fourth quarter of 2014, based on an operating plan that includes the completion of our ongoing Phase 2 clinical trial of IMO-8400 in patients with psoriasis and planning with respect to further clinical development of IMO-8400. We believe that our available funds will enable us to complete our ongoing Phase 2 clinical trial in patients with psoriasis. We will need to raise additional funds in order to conduct any other clinical development of IMO-8400 or IMO-9200, including to conduct any other development of our other drug candidates or technologies.